EnviroStar, Inc. Completes the Acquisition of Tri-State Technical Services, Inc.

Miami, Florida – November 1, 2017 – EnviroStar, Inc. (NYSE American: EVI) announced today that it completed the acquisition of Tri-State Technical Services, Inc., a leading distributor of commercial laundry products in Georgia with revenues of approximately $27.0 million for the twelve months ended June 30, 2017. The transaction is expected to be accretive to EVI’s earnings for its fiscal year ending June 30, 2018.

EVI is a growing distributor of commercial laundry products and a provider of related installation and maintenance services. EVI’s goal is to build the largest distributor of commercial laundry products and the most robust service network in North America, and the completion of this acquisition is consistent with this objective.

About EnviroStar

EnviroStar, Inc. is a distributor of commercial, industrial, and vended laundry products and industrial boilers, including related parts and supplies. Through its subsidiaries, EVI sells its products and provides installation and maintenance services to thousands of customers across the United States, the Caribbean, and Latin America.

Forward-Looking Statements

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of EVI, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, that the acquisition of Tri-State Technical Services may not be accretive to EVI’s earnings or otherwise have a positive impact on EVI’s operating results or financial condition to the extent anticipated or at all, integration risks, risks related to the business, operations and prospects of Tri-State Technical Services and EVI’s plans with respect thereto, and the risks related to EVI’s operations, results, financial condition, financial resources, and growth strategy, including EVI’s ability to find and complete other acquisition opportunities, and the impact of any such acquisitions on EVI’s operations, results and financial condition. Reference is also made to other economic, competitive, governmental, technological and other risks and factors discussed in EVI’s filings with the Securities and Exchange Commission, including, without limitation, those disclosed in the “Risk Factors” section of EVI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 filed with the SEC on September 28, 2017. Many of these risks and factors are beyond EVI’s control. In addition, past performance and perceived trends may not be indicative of future results. EVI cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. EVI does not undertake to, and specifically disclaims any obligation to, update or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.